Exhibit 99.3

Atlas Mining Company Announces entering into
a Memorandum of Understanding in
Shareholder Lawsuit

Osburn, Idaho, May 4, 2009 – Atlas Mining Company (OTC: ALMI) announced today that it has entered into a Memorandum of Understanding on May 1, 2009 as to the key terms of the settlement agreement with the Class Plaintiffs in In Re Atlas Mining Company Securities Litigation, pending in the United States District Court for the District of Idaho, Civil Action No. 07-428-N-EJL.

Atlas has agreed to pay Plaintiffs $1,250,000 and to fund Plaintiffs’ expenses associated with providing notice to class members, not to exceed $75,000.  Atlas’ cash payments to Plaintiffs are to be made from the proceeds of existing insurance policies.  Plaintiffs have agreed to a complete release of all claims against Atlas, Nano Clay Technologies, Inc., and Atlas’ former officers and directors.  The agreement is subject to the completion of a definitive written settlement agreement, subsequent confirmatory discovery and court approval of the settlement after notice to the class.

The Company, with the approval of its Board of Directors, determined that the settlement is in its best interests and that of its shareholders because it halts the substantial expense, uncertainty, inconvenience and distraction of continued litigation.

Andre M. Zeitoun, CEO of Atlas Mining stated, “With this settlement, together with the Jacobson settlement announced last week, the Company has reached a major milestone in resolving the remaining legacy issues.  Management can now focus its energy and resources primarily on furthering the development and commercialization of its Dragon Mine Halloysite property and on completing the final steps necessary to become fully compliant and current with its S.E.C. filings. The Company intends to provide details of its upcoming shareholders' meeting in conjunction with an announcement regarding its completed financial statements.“

Atlas Mining Company is also pleased to announce that it has successfully obtained and secured commitments for $1,350,000 of additional financing through a private placement. The financing will be in the form of additional 10% Mandatory Convertible PIK Notes with a $.50/share strike price convertible into 2,700,000 shares of Atlas common stock.

Contact:

Atlas Mining Company Investor Relations Contact
Tim Clemensen- Rubenstein IR
(212) 843-9337

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties and in particular statements regarding the settlement of the class action, the completion of the financing, development and commercialization of the Dragon Mine, filing reports with the SEC, and having liquidity to finance the next stage of its business plan.. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of uncertainties and risk factors.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.